Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Prologis 401(k) Savings Plan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-178955) of Prologis, Inc. of our report dated June 7, 2019, relating to the Statement of Net Assets Available for Benefits as of December 31, 2018 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended and the related notes and supplemental schedule of the Prologis 401(k) Savings Plan which appear in this Form 11-K for the year ended December 31, 2018.

/s/ ACM LLP

Denver, CO

June 7, 2019